THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the contents of this Offer Document or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 (as amended).
This document should be read in conjunction with the accompanying Form of Acceptance.
If you sell or have sold or otherwise transferred all of your NewVoiceMedia Shares (as defined herein) (other than pursuant to the Offer), please forward this Offer Document and the accompanying documents at once to the purchaser or transferee. However, this Offer Document and any accompanying documents must not be forwarded, distributed or transmitted in, into or from any Restricted Jurisdiction (as defined herein). If you have sold or otherwise transferred only part of your holding of NewVoiceMedia Shares, you should retain these documents.
The release, publication or distribution of this Offer Document and any accompanying documents in, into or from jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this Offer Document and any accompanying documents come should inform themselves about and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

RECOMMENDED OFFER
by
VONAGE HOLDINGS CORP.
for
NEWVOICEMEDIA LIMITED

TO ACCEPT THE OFFER, ACCEPTANCES SHOULD BE DESPATCHED AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RETURNED BY POST TO COMPUTERSHARE INVESTOR SERVICES PLC, CORPORATE ACTIONS PROJECTS, BRISTOL BS99 6AH OR BY HAND (DURING NORMAL BUSINESS HOURS) TO COMPUTERSHARE INVESTOR SERVICES PLC AT THE PAVILIONS, BRIDGWATER ROAD, BRISTOL BS13 8AE NO LATER THAN 3.00 P.M. (LONDON TIME) ON 31 OCTOBER 2018. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT ON PAGES 12 TO 14 OF PART 2 OF THIS DOCUMENT AND IN THE ACCOMPANYING FORM OF ACCEPTANCE.
A letter of recommendation from the Chairman of NewVoiceMedia appears on pages 3 to 7 of this Offer Document.
Capitalised words and expressions used in this Offer Document shall have the meanings given to them in Part 5 of this Offer Document.

IMPORTANT NOTICE
The release, publication or distribution of this Offer Document does not constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to this Offer Document or otherwise in any jurisdiction in which such offer or solicitation is unlawful. This document and the accompanying documents have been prepared for the purpose of complying with English law and US law, and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England. Nothing in this Offer Document or the accompanying documents should be relied on for any other purpose.
The distribution of this Offer Document in jurisdictions outside the United Kingdom may be restricted by law and therefore persons into whose possession this Offer Document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. Further details in relation to Overseas Shareholders are contained in paragraph 11 of Part 2 and paragraph 4 of Section B of Part 3 of this Offer Document. All NewVoiceMedia Shareholders or other persons (including nominees, trustees and custodians) who would otherwise intend to, or may have a contractual or legal obligation to, forward this Offer Document and the accompanying Form of Acceptance to a jurisdiction outside the United Kingdom should refrain from doing so and seek appropriate professional advice before taking any action.
Unless otherwise determined by Vonage, the Offer referred to in this Offer Document and the accompanying documents is not being made, directly or indirectly, in, into or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or through any facilities of a national securities exchange of, any Restricted Jurisdiction. This document does not constitute an offer in any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or otherwise from or within any Restricted Jurisdiction. Accordingly, neither this Offer Document nor the accompanying documents are being, nor should be, mailed, transmitted or otherwise distributed, in whole or in part, in or into or from any Restricted Jurisdiction. Doing so may render invalid any purported acceptance of the Offer. Notwithstanding the foregoing, Vonage will retain the right to permit the Offer to be accepted and any transfer of securities pursuant to the Offer to be completed if, in its absolute discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation.
Any person (including, without limitation, nominees, trustees or custodians) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this Offer Document and the accompanying documents to any jurisdiction outside the United Kingdom should read paragraph 11 of Part 2 of this Offer Document and paragraph 4 of Section B of Part 3 of this Offer Document before taking any action. If you are an Overseas Shareholder and you are in any doubt about your position, you should consult your own legal, financial and tax professional advisers in the relevant jurisdiction.
No person has been authorised to make any warranties or representations on behalf of NewVoiceMedia or Vonage concerning the Offer which are inconsistent with the statements contained herein and any such warranties or representations, if made, may not be relied upon as having been so authorised.

Dated 20 September 2018.

ACTION TO BE TAKEN TO ACCEPT THE OFFER
To accept the Offer you should complete, sign and have witnessed (in the case of an individual) the Form of Acceptance in accordance with paragraphs 12 and 13 of the Letter from the Chief Executive Officer of Vonage set out in Part 2 of this Offer Document; and return the completed Form of Acceptance (along with any appropriate share certificate(s) and/or other document(s) of title) using the accompanying reply-paid envelope (for use within the UK only) as soon as possible and, in any event, so as to be received by 3.00 p.m. (London time) on 31 October 2018.

If you have any questions about the Offer, or are in any doubt as to how to complete the accompanying Form of Acceptance or make an Electronic Acceptance, please call Computershare on + 44 (0) 370 707 4040. Lines are open 9.00 a.m. to 5.00 p.m. (London time) Monday to Friday. Calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the proposal nor give any financial, legal or tax advice.

Copies of this document sent to persons in electronic form and all future documents, announcements and information required to be sent to persons in relation to the Offer may be requested to be received by such persons in hard copy form by writing to Computershare, Corporate Actions Projects, Bristol BS99 6AH, or by calling the helpline on 0370 707 4040. Copies of any information incorporated by reference in this document will not be provided unless such a request is made.

PART 1
LETTER FROM THE CHAIRMAN OF NEWVOICEMEDIA

NEWVOICEMEDIA LIMITED
(Incorporated under the Companies Act 1985 in England and Wales, with registration number 03602868)
Directors:     Registered Office:
Guy Dubois    Jays Close
Mark Farmer    Basingstoke
Alex Ferrara    Hampshire
Dennis Fois    RG22 4BS
Laurence Garrett
Fergus Gloster
Guy Sochovsky
Christopher Tottman
Frank Van Veenendaal

20 September 2018
Dear Shareholder,
Recommended Offer by Vonage Holdings Corp. (“Vonage”) for NewVoiceMedia Limited (“NewVoiceMedia”)

1.	Introduction
During the summer of 2018 your NewVoiceMedia Board received a proposal to acquire NewVoiceMedia on behalf of Vonage. Following consultation with NewVoiceMedia’s financial advisers, negotiations with Vonage continued over the summer and into September.
On 20 September 2018, the respective boards of directors of NewVoiceMedia and Vonage announced that they had reached agreement on the terms of a recommended offer to be made by Vonage to acquire the entire issued and to be issued share capital of NewVoiceMedia.
The formal Offer, and the action you may take in order to accept the Offer, is set out in paragraphs 3 to 13 of the Letter from the Chief Executive Officer of Vonage on pages 8 to 17 of this Offer Document.
The NewVoiceMedia Board believes that the Offer is in the best interests of NewVoiceMedia Shareholders and therefore unanimously recommends that they accept the Offer. The transaction has been structured to maximise deal certainty and deliverability for NewVoiceMedia Shareholders.

2.	Summary of terms of the Offer

2.1	Consideration
Under the Offer, Vonage is offering to acquire the entire issued and to be issued share capital of NewVoiceMedia, subject to the conditions and further terms set out in Part 3 of this Offer Document and in the accompanying Form of Acceptance on the following basis:

for each:
B Ordinary Share or Restricted Share	US$1.00344 in cash
for each:
A Preferred Share	US$1.31694 in cash
B Preferred Share	US$1.31308 in cash
C Preferred Share	US$1.33920 in cash
C (Tranche 1) Ordinary Share	US$1.31287 in cash
C (Tranche 2) Ordinary Share	US$1.37250 in cash
D Preferred Share	US$1.77255 in cash
E Preferred Share	US$2.17867 in cash
F Preferred Share	US$2.52470 in cash
The consideration to be received by all NewVoiceMedia Shareholders will be paid in US$ (and for the purposes of calculating the consideration per share to be paid for any applicable class of NewVoiceMedia Shares in accordance with the NewVoiceMedia Articles, any amounts due to be paid under the NewVoiceMedia Articles in Sterling are converted from Sterling into US$ at the Exchange Rate).
The terms of the Offer value the entire issued and to be issued share capital of NewVoiceMedia at US$340,691,718 (being £259,406,646 at the Exchange Rate) (assuming the exercise of all vested options and warrants).

3.	Irrevocable undertakings
NewVoiceMedia Directors who hold NewVoiceMedia Shares have irrevocably undertaken to accept the Offer in respect of their entire holding of such NewVoiceMedia Shares, amounting, in aggregate, to 2,650,000 NewVoiceMedia Shares, representing approximately 1.3% of the existing issued share capital of NewVoiceMedia.

In addition, as at the date of this Offer Document, irrevocable undertakings to accept the Offer have been received from the NewVoiceMedia Shareholders set out below:

NewVoiceMedia Shareholder	Percentage of NewVoiceMedia Shares held on the date of this Offer Document
BGF Nominees Limited (a/c BGF Ventures LP)	2.77%
Bessemer Venture Partners VIII Institutional L.P. and Bessemer Venture Partners VIII L.P.	13.53%
Eden ventures GP (Two) Limited & Eden Ventures (Nominee) Limited	15.43%
Hercules Capital, Inc. (fka Hercules Technology Growth Capital, Inc.)	0.33%
Highland Europe GPGP Limited	16.33%
Mainspring Nominees (2) Limited	2.79%
Notion Nominees UK Limited	12.97%
TCV VII, L.P.; TCV VII (A), L.P.; TCV Member Fund L.P.; TCV VIII, L.P.; TCV VIII (A), L.P.; & TCV VIII (B), L.P.	14.25%
salesforce.com, inc.	4.01%

in each case in respect of their entire issued holding of NewVoiceMedia Shares amounting, in aggregate, to 167,765,369 NewVoiceMedia Shares, representing approximately 82.42% of the existing issued share capital of NewVoiceMedia.
Accordingly, Vonage has received irrevocable undertakings to accept the Offer in respect of, in aggregate, 170,415,369 NewVoiceMedia Shares, representing approximately 83.72% of NewVoiceMedia’s existing issued share capital.

4.	NewVoiceMedia Options
The Offer will extend to any NewVoiceMedia Shares unconditionally allotted or issued fully paid (or credited as fully paid) whilst the Offer remains open for acceptance, including those allotted or issued as a result of the exercise of NewVoiceMedia Options.
Members of the NewVoiceMedia Option Scheme should consider whether to exercise their NewVoiceMedia Options in order to be able to accept the Offer.

5.	NewVoiceMedia Warrants
The Offer will extend to any NewVoiceMedia Shares unconditionally allotted or issued fully paid (or credited as fully paid) whilst the Offer remains open for acceptance, including those allotted or issued as a result of either the exercise or automatic conversion of NewVoiceMedia Warrants.
Where relevant, holders of NewVoiceMedia Warrants should consider whether to exercise their NewVoiceMedia Warrants in order to be able to accept the Offer. Any NewVoiceMedia Shares issued after the First Closing Date as a result of the automatic conversion of NewVoiceMedia Warrants may be subject to compulsory acquisition by Vonage in accordance with the NewVoiceMedia Articles.

6.	Taxation
Your attention is drawn to paragraph 10 headed “Taxation” in the Letter from the Chief Executive Officer of Vonage set out on page 11 of this Offer Document. If you are in any doubt about your tax position, or you are subject to taxation in any jurisdiction outside the UK, you are strongly advised to seek appropriate independent professional advice.

7.	Drag Along or Squeeze-Out
The NewVoiceMedia Articles provide that if a bona fide purchaser who is not a NewVoiceMedia Shareholder makes an arms’ length written offer for all the NewVoiceMedia Shares for cash, then the Dragging Shareholders are entitled to give written notice to NewVoiceMedia requiring NewVoiceMedia to exercise the drag along provisions set out at Article 21 of the NewVoiceMedia Articles (the “Drag Along Provisions”).
Vonage has received irrevocable undertakings representing approximately 83.72% of NewVoiceMedia’s issued and to be issued share capital (including at least two Investors), which exceeds the Threshold that is required to exercise the drag along provisions set out at Article 21 of the NewVoiceMedia Articles. If the Offer is not accepted in full by all of the NewVoiceMedia Shareholders on or before 3.00 p.m. London Time on 31 October 2018, the NewVoiceMedia Directors anticipate that the drag along provisions will be exercised by the Dragging Shareholders in accordance with Article 21 of the NewVoiceMedia Articles in order for Vonage to acquire all of the NewVoiceMedia Shares.
In the alternative, if sufficient acceptances are received and/or purchases made, Vonage may apply the provisions of sections 974 to 991 (inclusive) of the Act to acquire compulsorily any outstanding NewVoiceMedia Shares to which the Offer relates (as construed in accordance with sections 974 to 991 (inclusive) of the Act) (the “Squeeze-Out Provisions”).
Your attention is drawn to paragraph 13.2 of the Letter from the Chief Executive Officer of Vonage in relation to timing for settlement if you do not validly accept the Offer under the terms of this Offer Document on or before 3.00 p.m. London Time on 31 October 2018.

8.	Overseas Shareholders
Overseas Shareholders should refer to paragraph 11 of Part 2 and paragraph 4 of Section B of Part 3 of this Offer Document which contains important information for such shareholders.

9.	Action to be taken to accept the Offer
Your attention is drawn to the Letter from the Chief Executive Officer of Vonage, this Offer Document and the Form of Acceptance which set out the terms of the Offer and the procedure for its acceptance.
If you wish to accept the Offer please read all of this Offer Document carefully, together with the instructions on the enclosed Form of Acceptance, and complete the enclosed Form of Acceptance in accordance with the instructions printed on it, so as to be received by Computershare no later than 3.00 p.m. London Time on 31 October 2018 (the “Return Date”). A reply-paid envelope is enclosed for your convenience for use in the United Kingdom only.
If you are in any doubt as to the procedure for acceptance of the Offer, or if you require assistance with completion of the Form of Acceptance, please contact Computershare on 0370 707 4040 (+44 370 707 4040 if calling from outside the UK).

10.	Recommendation
The NewVoiceMedia Directors consider the financial terms of the Offer to be fair and reasonable to NewVoiceMedia Shareholders.
The NewVoiceMedia Board unanimously recommends NewVoiceMedia Shareholders to accept the Offer.
NewVoiceMedia Directors who hold NewVoiceMedia Shares have irrevocably undertaken to accept the Offer in respect of their entire holding of such NewVoiceMedia Shares, amounting, in aggregate, to 2,650,000 NewVoiceMedia Shares, representing approximately 1.3% of the existing issued share capital of NewVoiceMedia.
Yours faithfully,
/s/ Guy Dubois
Guy Dubois
Chairman

NewVoiceMedia Limited

PART 2

LETTER FROM THE CHIEF EXECUTIVE OFFICER OF VONAGE

VONAGE HOLDINGS CORP.
(Incorporated and registered in Delaware)

Directors:	Corporate Headquarters:
Hamid Akhavan 23 Main Street Jeffrey Citron Holmdel Naveen Chopra New Jersey 07733 Stephen Fisher United States Carolyn Katz Alan Masarek John Roberts Gary Steel	23 Main Street Holmdel New Jersey 07733 United States
20 September 2018
Dear Shareholder,
PROPOSED ACQUISITION OF NEWVOICEMEDIA

1.	Introduction
On 20 September 2018, the respective boards of directors of NewVoiceMedia and Vonage announced that they had reached agreement on the terms of a recommended offer for the entire issued and to be issued share capital of NewVoiceMedia.
The terms of the Offer value the entire issued and to be issued share capital of NewVoiceMedia at US$340,691,718 (being £259,406,646 at the Exchange Rate) (assuming the exercise of all vested options and warrants).
Your attention is drawn to the Letter from the Chairman of NewVoiceMedia, appearing in Part 1 of this Offer Document, which explains that the NewVoiceMedia Directors consider the terms of the Offer to be fair and reasonable and why they are unanimously recommending NewVoiceMedia Shareholders to accept the Offer.
This letter contains the terms of the Offer and the procedure for acceptance thereof. This letter also contains certain information on Vonage. A Form of Acceptance and a reply-paid envelope to be used for the purpose of accepting the Offer are also enclosed.
The procedures for acceptance of the Offer are set out in paragraph 12 of this Part 2 and in the accompanying Form of Acceptance.
Vonage has received irrevocable undertakings to accept the Offer in respect of, in aggregate, 170,415,369 NewVoiceMedia Shares, representing approximately 83.72% of the current issued share capital of NewVoiceMedia.

2.	Identity of Vonage, background to and reasons for the Offer
Vonage is redefining business communications. True to its roots as a technology disruptor, Vonage has embraced technology to transform how companies communicate to create better business outcomes. Vonage’s unique cloud communications platform brings together a robust unified communications solution with the agility of embedded, contextual communications APIs. This powerful combination enables business to collaborate more productively and engage their customers more effectively across messaging, chat, social media, video and voice.
The proposed acquisition of NewVoiceMedia would combine Vonage’s robust UCaaS and CPaaS solutions with NewVoiceMedia’s cloud-native contact center offering, providing an end-to-end communication experience for a company’s employees and customers.

3.	Summary terms of the Offer

3.1	Consideration
Under the terms of the Offer, which is subject to the conditions and certain further terms set out in Part 3 of this Offer Document and the Form of Acceptance, NewVoiceMedia Shareholders will be entitled to receive:

for each:
B Ordinary Share or Restricted Share	US$1.00344 in cash
for each:
A Preferred Share	US$1.31694 in cash
B Preferred Share	US$1.31308 in cash
C Preferred Share	US$1.33920 in cash
C (Tranche 1) Ordinary Share	US$1.31287 in cash
C (Tranche 2) Ordinary Share	US$1.37250 in cash
D Preferred Share	US$1.77255 in cash
E Preferred Share	US$2.17867 in cash
F Preferred Share	US$2.52470 in cash
The consideration to be received by all NewVoiceMedia Shareholders will be paid in US$ (and for the purposes of calculating the consideration per share to be paid for any applicable class of NewVoiceMedia Shares in accordance with the NewVoiceMedia Articles, any amounts due to be paid under the NewVoiceMedia Articles in Sterling are converted from Sterling into US$ at the Exchange Rate).
This Offer assumes that there has been no Leakage (other than Permitted Leakage) and, to the extent that any such Leakage has occurred in such period, the relevant NewVoiceMedia Shareholder will be required to pay to Vonage an amount equal to the Leakage (other than Permitted Leakage) received or benefitting (or deemed to be received by or benefitting) such NewVoiceMedia Shareholder or such NewVoiceMedia Shareholder’s Affiliates.

Your attention is drawn to paragraph 2 of Section B of Part 3 of this Offer Document, which explains this obligation in detail.

3.2	Effect of the Offer
The maximum amount of cash payable pursuant to the Offer will be US$340,691,718 (£259,406,646 at the Exchange Rate) (assuming the exercise of all vested options and warrants).

3.3	Conditions to and further terms of the Offer
The NewVoiceMedia Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other third party rights or interests of any nature whatsoever and together with all rights now and hereafter attaching to them, including, without limitation, the right to receive in full and retain all dividends and other distributions (if any) declared, made or paid in respect of the NewVoiceMedia Shares on or after 31 July 2018.
The Offer will be subject to the Conditions and certain further terms set out in Part 3 of this Offer Document and in the accompanying Form of Acceptance, and in particular on valid acceptances of the Offer being received in respect of not less than the Threshold by no later than 3.00 p.m. (London time) on the Lapse Date. The Offer can only become effective if all Conditions to the Offer have been satisfied or waived (to the extent permissible) on or before the Lapse Date.
Subject to paragraph 1.3 of Section B of Part 3 of this Offer Document, the Offer will remain open for acceptances until 3.00 p.m. London time on the later of:

(A)
the First Closing Date, if, at such time, Vonage has received valid acceptances under the Offer in respect of (or has otherwise acquired) all the NewVoiceMedia Shares, but in any event on the First Closing Date, the NewVoiceMedia Shares which are the subject of valid acceptances of the Offer at such date will be (or will be deemed) sold; and

(B)
the Drag Closing Date, if the Drag Along Provisions are exercised (as set out in paragraph 3.4 below) prior to the First Closing Date, but only in respect of the NewVoiceMedia Shares which are sold pursuant to the Drag Along Provisions, and such NewVoiceMedia Shares will be (or will be deemed) sold on the Drag Closing Date.

The Offer is irrevocable, save that the Offer will automatically lapse if all of the Conditions relating to the Offer have not been fulfilled or waived (to the extent permissible) by the Lapse Date, and in such a case the Offer shall cease to be capable of further acceptance, and Vonage and NewVoiceMedia Shareholders and holders of NewVoiceMedia Options and NewVoiceMedia Warrants who have conditionally elected to exercise their NewVoiceMedia Options or NewVoiceMedia Warrants (as applicable) shall thereupon cease to be bound by prior acceptances.

3.4	Drag Along or Squeeze-Out
The NewVoiceMedia Articles provide that if a bona fide purchaser who is not a NewVoiceMedia Shareholder makes an arms’ length written offer for all the NewVoiceMedia Shares for cash, then the Dragging Shareholders are entitled to give written notice to NewVoiceMedia requiring NewVoiceMedia to exercise the drag along provisions set out at Article 21 of the NewVoiceMedia Articles.
Vonage has received irrevocable undertakings representing approximately 83.72 % of NewVoiceMedia’s existing issued share capital (including at least two Investors), which exceeds the Threshold that is required to exercise the Drag Along Provisions. The NewVoiceMedia Directors anticipate that the Drag Along Provisions will be exercised by the Dragging Shareholders prior to the First Closing Date in accordance with Article 21 of the NewVoiceMedia Articles in order for Vonage to acquire all of the NewVoiceMedia Shares.
In the alternative, if sufficient acceptances are received and/or purchases made, Vonage may apply the provisions of sections 974 to 991 (inclusive) of the Act to acquire compulsorily any outstanding NewVoiceMedia Shares to which the Offer relates (as construed in accordance with sections 974 to 991 (inclusive) of the Act).
Your attention is drawn to paragraph 13.2 of this Part 2 in relation to timing for settlement if you do not validly accept the Offer under the terms of this Offer Document on or before 3.00 p.m. London Time on 31 October 2018.

4.	Warranty Deed
The Warrantors, Vonage and NewVoiceMedia have entered into the Management Warranty Deed. Under the terms of the Management Warranty Deed, the Warrantors have made certain statements, known as warranties, to Vonage in connection with the NewVoiceMedia Group and its business. The warranties relate to, amongst other things: (i) title to the Warrantors’ NewVoiceMedia Shares; (ii) ownership of companies within the NewVoiceMedia Group; (iii) potential liabilities within the NewVoiceMedia Group; and (iv) the NewVoiceMedia Group’s assets. The Warrantors have also entered into a number of obligations in favour of Vonage, including (A) restrictive covenants relating to the conduct of the business of the NewVoiceMedia Group from the date of the Offer to the First Closing Date; (B) restrictive covenants relating to competition with, and solicitation of employees from, the NewVoiceMedia Group; and (C) undertakings in relation to Leakage.
Under the terms of the Offer, every NewVoiceMedia Shareholder can do likewise and adhere to the Management Warranty Deed by completing Box 5 of the Form of Acceptance. However, there is no requirement to adhere to the Management Warranty Deed and adherence is not a condition of the sale of your NewVoiceMedia Shares. There is no disadvantage to a NewVoiceMedia Shareholder if he or she does not adhere to the Management Warranty Deed.
NewVoiceMedia Shareholders should note that, if they adhere to the Management Warranty Deed, they will become legally liable for any successful claim made thereunder. Accordingly, any Shareholder considering adhering to the Management Warranty Deed should take independent legal advice before completing the Form of Acceptance.

5.	Irrevocable undertakings
NewVoiceMedia Directors who hold NewVoiceMedia Shares have irrevocably undertaken to accept the Offer in respect of their entire holding of such NewVoiceMedia Shares, amounting, in aggregate, to 2,650,000 NewVoiceMedia Shares, representing approximately 1.3% of the existing issued share capital of NewVoiceMedia.

In addition, as at the date of this Offer Document, irrevocable undertakings to accept the Offer have been received from the NewVoiceMedia Shareholders set out below:

NewVoiceMedia Shareholder	Percentage of NewVoiceMedia Shares held on the date of this Offer Document
BGF Nominees Limited (a/c BGF Ventures LP)	2.77%
Bessemer Venture Partners VIII Institutional L.P. and Bessemer Venture Partners VIII L.P.	13.53%
Eden ventures GP (Two) Limited & Eden Ventures (Nominee) Limited	15.43%
Hercules Capital, Inc. (fka Hercules Technology Growth Capital, Inc.)	0.33%
Highland Europe GPGP Limited	16.33%
Mainspring Nominees (2) Limited	2.79%
Notion Nominees UK Limited	12.97%
TCV VII, L.P.; TCV VII (A), L.P.; TCV Member Fund L.P.; TCV VIII, L.P.; TCV VIII (A), L.P.; & TCV VIII (B), L.P.	14.25%
salesforce.com, inc.	4.01%

in each case in respect of their entire issued holding of NewVoiceMedia Shares amounting, in aggregate, to 167,765,369 NewVoiceMedia Shares, representing approximately 82.42% of the existing issued share capital of NewVoiceMedia.
Accordingly, Vonage has received irrevocable undertakings to accept the Offer in respect of, in aggregate, 170,415,369 NewVoiceMedia Shares, representing approximately 83.72% of NewVoiceMedia’s existing issued share capital.

6.	Financing of the Offer
Vonage (whose shares are listed on the New York Stock Exchange) will use cash on balance sheet and its existing credit facility to satisfy the consideration to be paid to NewVoiceMedia Shareholders pursuant to the Offer, being a maximum of US$340,691,718.

7.	NewVoiceMedia Options
The Offer will extend to any NewVoiceMedia Shares unconditionally allotted or issued fully paid (or credited as fully paid) whilst the Offer remains open for acceptance including those unconditionally allotted or issued pursuant to the exercise of NewVoiceMedia Options.

8.	NewVoiceMedia Warrants

The Offer will extend to any NewVoiceMedia Shares unconditionally allotted or issued fully paid (or credited as fully paid) whilst the Offer remains open for acceptance, including those allotted or issued as a result of either the exercise or automatic conversion of NewVoiceMedia Warrants.

9.	Recommendation
Your attention is drawn to the letter of recommendation from the Chairman of NewVoiceMedia in Part 1 of this Offer Document.

10.	Taxation
A NewVoiceMedia Shareholder’s liability to UK taxation in respect of the disposal of NewVoiceMedia Shares pursuant to the Offer will depend on that NewVoiceMedia Shareholder’s individual circumstances.
No UK stamp duty or stamp duty reserve tax will be payable by NewVoiceMedia Shareholders as a result of accepting the Offer.
If you are in any doubt as to your tax position or if you are subject to taxation in any jurisdiction other than the United Kingdom, you should consult an appropriate professional adviser without delay.

11.	Overseas Shareholders
The attention of Overseas Shareholders, or other NewVoiceMedia Shareholders who would, or otherwise intend to, forward this Offer Document and the accompanying documents to any jurisdiction outside the United Kingdom, is drawn to paragraph 4 of Section B of Part 3 of this Offer Document.
Availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable requirements.
Unless otherwise determined by Vonage, the Offer is not being made, directly or indirectly, in, into or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or through any facilities of a national securities exchange of, any Restricted Jurisdiction. This document does not constitute an offer capable of acceptance from any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or otherwise from or within any Restricted Jurisdiction or any such other jurisdiction. Accordingly, neither this Offer Document nor the accompanying documents are being, nor should be, mailed, transmitted or otherwise distributed, in whole or in part, in or into or from any Restricted Jurisdiction. Doing so may render invalid any purported acceptance of the Offer. Notwithstanding the foregoing, Vonage will retain the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its absolute discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation.
Overseas Shareholders – issue, transfer or other taxes, duties or payments
The attention of Overseas Shareholders is drawn to paragraph 4.2 of Section B of Part 3 of this Offer Document.
Any person (including, without limitation, nominees, trustees or custodians) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this Offer Document and the accompanying documents to any jurisdiction outside the United Kingdom should read paragraph 4 of Section B of Part 3 of this Offer Document before taking any action.

If you are an Overseas Shareholder and you are in any doubt about your position, you should consult your own legal, financial and tax or other professional adviser in the relevant jurisdiction.
Accordingly, accepting NewVoiceMedia Shareholders who are unable to give the warranties set out in paragraph 1(C) of Section C of Part 3 of this Offer Document and who put “No” in Box 3 of the Form of Acceptance will be deemed not to have validly accepted the Offer.
Notice to Australian Shareholders
This Offer is made to Australian Shareholders in reliance on ASIC Corporations (Unsolicited Offers—Foreign Bids) Instrument 2015/1070. This Offer Document may not include information required by Division 5A of Part 7.9 of the Corporations Act 2001 (Cth), which regulates the making of unsolicited offers to purchase securities, and which requires that such offers set out in a clear, concise and effective manner certain information. Any Australian Shareholder in doubt as to whether or not to accept the Offer should seek professional advice.

12.	Procedure for acceptance of the Offer

12.1	General
To accept the Offer, the accompanying Form of Acceptance should be completed, signed, witnessed (in the case of an individual) and returned along with your share certificate(s), and/or other document(s) of title by post, or (during normal business hours only) by hand, to Computershare, so as to be received as soon as possible and, in any event, by no later than 3.00 p.m. London Time on 31 October 2018, by following the procedures set out in paragraph 12.2 of this Part 2. This document should be read in conjunction with the accompanying Form of Acceptance.
The following paragraphs should be read together with the instructions and notes on the accompanying Form of Acceptance and with Part 3 of this Offer Document which form part of the terms of the Offer.

12.2	Procedure for acceptance
This paragraph 12.2 should be read in conjunction with the Form of Acceptance and Part 3 of this Offer Document. The instructions set out in the Form of Acceptance are deemed to form part of the terms of the Offer.

(A)	To accept the Offer
To accept the Offer in respect of all of your NewVoiceMedia Shares you must complete Box 2 and, if appropriate, Boxes 3, 4, 5 and/or 6, and sign and date Box 1 of the Form of Acceptance in the presence of an independent witness (in the case of an individual) who must also complete Box 1. Corporate shareholders should execute in the manner described in the Form of Acceptance. It is not possible to accept the Offer in respect of only part of your NewVoiceMedia Shares.

(B)	Return of Form of Acceptance
To accept the Offer in respect of NewVoiceMedia Shares the Form of Acceptance must be completed, signed, witnessed (in the case of an individual) and returned, together with your share certificate(s) and/or other documents of title.
The completed and signed Form of Acceptance, together with your share certificate(s) and/or other documents) of title, should be sent by post to

Computershare, Corporate Actions Projects, Bristol BS99 6AH or delivered by hand (during normal business hours only) to Computershare, The Pavilions, Bridgwater Road, Bristol BS13 8AE, so as to be received as soon as possible and, in any event, by no later than 3.00 p.m. London Time on 31 October 2018 (the “Return Date”).
A first class reply-paid envelope is enclosed for your convenience for documents lodged by post from within the United Kingdom. No acknowledgement of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.
A Form of Acceptance contained in an envelope postmarked in, or otherwise appearing to Vonage or its agents to have been sent from, any Restricted Jurisdiction will not constitute a valid acceptance of the Offer. For further information see paragraph 11 of this Part 2 and paragraph 4 of Section B of Part 3 of this Offer Document and the relevant provisions of the Form of Acceptance.

(C)	Share certificate(s) and document(s) of title not readily available or lost
If any of your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed, witnessed (in the case of an individual) and returned as stated above so as to arrive no later than 3.00 p.m. London Time on 31 October 2018 together with any share certificate(s) and/or other document(s) of title that you may have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible afterwards. No acknowledgement of receipt of documents will be given.
If you have lost any of your share certificate(s) and/or other document(s) of title, you should also write as soon as possible to NewVoiceMedia at enquiries@newvoicemedia.com asking for a letter of indemnity in respect of lost share certificate(s) and/or other document(s) of title which should be completed in accordance with the instructions given and returned to Computershare at the above address as soon as possible.

12.3	Overseas Shareholders
The attention of NewVoiceMedia Shareholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraph 11 of this Part 2, paragraph 4 of Section B of Part 3 of this Offer Document and the relevant provisions of the Form of Acceptance.

12.4	Validity of acceptances
Without prejudice to Sections B and C of Part 3 of this Offer Document, Vonage reserves the right to treat as valid any acceptance of the Offer which is not entirely in order (as the case may be) or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title. In that event, no consideration due to NewVoiceMedia Shareholders under the Offer will be distributed until after the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Vonage or its agents have been received.
If you are in any doubt as to the procedure for acceptance, please contact Computershare by telephone on 0370 707 4040 or, if telephoning from outside the United Kingdom, +44 370 707 4040 between 9.00

a.m. and 5.00 p.m., Monday to Friday. Please note that, for legal reasons, the helpline cannot provide advice on the merits of the Offer or give any financial, legal or tax advice.

13.	Settlement

13.1
Subject to the Offer becoming unconditional in all respects (and, in the case of NewVoiceMedia Shareholders who are citizens, nationals or residents of jurisdictions outside the United Kingdom or who are in a Restricted Jurisdiction, except as provided in paragraph 4 of Section B of Part 3 of this Offer Document), settlement of the consideration to which each NewVoiceMedia Shareholder is entitled under the Offer will be effected to validly accepting NewVoiceMedia Shareholders:

(A)	in the case of acceptances received, valid and complete in all respects, by the date on which the Offer becomes wholly unconditional, within 3 Business Days after the First Closing Date; or

(B)
in the case of acceptances received, valid and complete in all respects, after such date but while the Offer remains open for acceptance, on a rolling weekly basis commencing with the first settlement set out in paragraph 13.1(A) of this Part 2, and in each case, settlement of any cash due will be made by cheque (despatched by first class post) in either Dollars or Sterling in accordance with any election made by a NewVoiceMedia Shareholder in Box 7 of the Form of Acceptance or, at the option of Vonage, by electronic funds transfer (net of any electronic transfer costs and subject always to the applicable NewVoiceMedia Shareholder completing Box 6 of the Form of Acceptance), but in any event not into a Restricted Jurisdiction. In the event that a NewVoiceMedia Shareholder does not elect to receive either Dollars or Sterling by completing Box 7 of the Form of Acceptance, such NewVoiceMedia Shareholder shall receive any cash due in Dollars.

13.2
For NewVoiceMedia Shareholders who do not validly accept the Offer (or for whom the Offer is deemed accepted pursuant to the terms of this Offer Document) and whose NewVoiceMedia Shares are transferred to Vonage pursuant to:

(A)
the Drag Along Provisions, their consideration shall be received by NewVoiceMedia on the applicable NewVoiceMedia Shareholder’s behalf and NewVoiceMedia shall pay such amounts into a separate bank account (which is not required to earn or pay interest) to be held on trust for such NewVoiceMedia Shareholder pending receipt from such NewVoiceMedia Shareholder of a valid address to send such consideration, which shall then be settled within 10 Business Days of receipt of such details by cheque (despatched by first class post) but in any event not into a Restricted Jurisdiction. All cash payments to be made by cheque will be made in US$ by cheque drawn on a branch of a UK clearing bank; or

(B)	the Squeeze-Out Provisions, their consideration shall be received and dealt with under the Squeeze-Out Provisions.

13.3
If the Offer does not become unconditional in all respects by the Lapse Date and lapses, completed Forms of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post, within 14 days of the Offer lapsing, at the risk of the NewVoiceMedia Shareholder concerned, to the person or agent whose name and address are set out in Box 2 or 4 of the Form of Acceptance, or, if none is set out, to the first named holder at his or her registered address (in all cases outside a Restricted Jurisdiction).

13.4	All documents and remittances sent by, to or from NewVoiceMedia Shareholders or their appointed agents will be sent at their own risk.

14.	Further information
The Offer will remain open for acceptance until 3.00 p.m. London Time on 31 October 2018 (the “Return Date”) or such later time(s) and/or date(s) in accordance with the provisions contained in paragraph 1 of Section B of Part 3 of this Offer Document.
Your attention is drawn to Parts 1 and 3 to 5 (inclusive) of this Offer Document and to the accompanying Form of Acceptance which should be read in conjunction with this Offer Document.

15.	Action to be taken
You are urged to complete, sign and return the Form of Acceptance as soon as possible, in accordance with the instructions set out in paragraph 12.2 of this Part 2 and returned, together with your share certificate(s) and/or other document(s) of title by post to Computershare, Corporate Actions Projects, Bristol BS99 6AH, or (during normal business hours only) by hand, to Computershare, The Pavilions, Bridgwater Road, Bristol BS13 8AE, so as to be received as soon as possible and, in any event, by no later than 3.00 p.m. London Time on 31 October 2018. A reply-paid envelope (for use within the United Kingdom only) accompanies this Offer Document for your convenience.
Yours faithfully
/s/ Alan Masarek
Alan Masarek
Chief Executive Officer
Vonage Holdings Corp.

PART 3

CONDITIONS AND FURTHER TERMS OF THE OFFER

SECTION A
CONDITIONS OF THE OFFER
The Offer is subject to the following conditions (the “Conditions”):

1.	valid acceptances of the Offer being received in respect of the Threshold (including at least two of the Investors);

2.	the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act;

3.
no Governmental Entity shall have enacted, issued, promulgated, enforced or entered into any laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Offer; and

4.
the Management Warranties set forth in paragraphs 2.1.1, 2.1.4, 2.2.1, 2.2.2, 2.2.3, 2.2.5, 2.3.1, 2.3.2, 2.3.6, 2.3.8 and 2.3.9 of Schedule 1 (Organization, Shares and Subsidiaries) of the Management Warranty Deed shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the consummation of the Offer, as if made at and as of the First Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

Vonage reserves the right to waive, in whole or in part, all or any of the above conditions, except for Conditions 1 and 2.

SECTION B
FURTHER TERMS OF THE OFFER
The following further terms apply to the Offer unless the contrary is expressed or the context otherwise requires.
Except where the context otherwise requires, references in Sections B and C of this Part 3 and in the Form of Acceptance to:

(a)	“Offer” means the Offer and any revision, variation, renewal or extension of the Offer in accordance with the terms of this Offer Document;

(b)	“acceptances of the Offer” includes deemed acceptances of the Offer;

(c)	the Offer being, or becoming “unconditional” means all the Conditions being satisfied or (if permissible) waived prior to the Lapse Date;

(d)	any statute or any statutory provision includes a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date of this Offer Document);

(e)	“Acceptance Shares” means NewVoiceMedia Shares in respect of which the Offer has been accepted;

(f)	“Exchange Act” mean the US Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder;

(g)	“Offer Document” means this Offer Document and any other document containing, or containing details of, the Offer; and

(h)	“Offer Period” means the period of time during which the offer remains open for acceptances, which pursuant to Rule 14(e)-1 of the Exchange Act, shall be no less than 20 Business Days.
The Offer extends to any NewVoiceMedia Shares which are issued or unconditionally allotted or issued fully paid (or credited as fully paid) on or before the date on which the Offer ceases to be open for acceptance.

1.	Acceptance period

1.1	The Offer is made on 20 September 2018 and is capable of acceptance from and after that time.

1.2	Subject to paragraph 1.3 below, the Offer will remain open for acceptances until 3.00 p.m. London time on the later of:

(A)
the First Closing Date, if, at such time, Vonage has received valid acceptances under the Offer in respect of (or has otherwise acquired) all the NewVoiceMedia Shares, but in any event on the First Closing Date, the NewVoiceMedia Shares which are the subject of valid acceptances of the Offer at such date will be (or will be deemed) sold; and

(B)
the Drag Closing Date, if the Drag Along Provisions are exercised prior to the First Closing Date, but only in respect of the NewVoiceMedia Shares which are sold pursuant to the Drag Along Provisions, and such NewVoiceMedia Shares will be (or will be deemed) sold on the Drag Closing Date.

1.3
If Vonage provides notice to the Company on or prior to the later of the First Closing Date and the Drag Closing Date that it anticipates utilizing the Squeeze-Out Provisions, the Offer will remain open until further notice (but in any event shall lapse on the Lapse Date).

1.4	Under the Exchange Act, Vonage may also be required to extend the Offer Period in the event it changes the Offer in any material respect, in any event as permitted under paragraph 3.19 below.

1.5
The Offer is irrevocable, save that the Offer will automatically lapse if all of the Conditions relating to the Offer have not been fulfilled or (if permissible) waived by the Lapse Date, and in such a case the Offer shall cease to be capable of further acceptance, and Vonage and NewVoiceMedia Shareholders and holders of NewVoiceMedia Options who have conditionally elected to exercise their NewVoiceMedia Options shall thereupon cease to be bound by prior acceptances.

2.	Adjustment to the Consideration

2.1
It is a term of the Offer that each NewVoiceMedia Shareholder severally undertakes, in the Form of Acceptance, to pay to Vonage on demand, on a dollar for dollar basis an amount equal to the Leakage (other than Permitted Leakage) received or benefitting (or deemed to be received by or benefitting) such NewVoiceMedia Shareholder or such NewVoiceMedia Shareholder’s Affiliates. Subject to paragraph 2.2 below, if any Leakage (other than Permitted Leakage): (i) is received by or benefits, or is deemed to be received by or benefit, more than one NewVoiceMedia Shareholder or NewVoiceMedia Shareholder Affiliate; or (ii) has no identifiable recipient or beneficiary that is a NewVoiceMedia Shareholder or a NewVoiceMedia Shareholder Affiliate, each relevant NewVoiceMedia Shareholder shall be deemed to have received or benefitted from the proportion of Leakage as is equal to the proportion that the price paid for the Shares held by them pursuant to the Offer bears to the aggregate amount of the price paid pursuant to the Offer for the Shares held by all NewVoiceMedia Shareholders who have, or who are deemed to have, benefitted from the Leakage in question (which in the case of (ii) shall be all NewVoiceMedia Shareholders who have accepted the Offer).

2.2
Where any Leakage constitutes Tax under limb (j) of the definition of Leakage, such Leakage shall be deemed to be received by, or benefit, the relevant NewVoiceMedia Shareholder or NewVoiceMedia Shareholder Affiliate (as applicable) who received or benefitted from (or is deemed to have received or benefitted from) the Leakage giving rise to such Tax.

2.3	No NewVoiceMedia Shareholder shall have any liability under this paragraph 2 of this Section B of this Part 3 unless

(A)
a claim has been notified to the relevant NewVoiceMedia Shareholder pursuant to this paragraph 2 of this Section B of this Part 3 on or before the date which is six months from the First Closing Date; and

(B)
proceedings have been brought against the relevant NewVoiceMedia Shareholder in respect of its recovery within six months of its being notified in accordance with paragraph 2.3(A) above, unless the relevant claim has been agreed in writing by that NewVoiceMedia Shareholder.

3.	General

3.1	The instructions, terms, provisions and authorities contained in or deemed to be incorporated in the Form of Acceptance form part of the terms of the Offer. Words and expressions defined in this Offer Document will, unless the context otherwise requires, have the same meanings when used in the Form of Acceptance. The terms and conditions to the Offer in this Offer Document will be deemed to be incorporated in, and form part of, the Form of Acceptance.

3.2
Any omission or failure to (or decision not to) despatch this Offer Document, the Form of Acceptance or any document required to be given under the terms of the Offer and/or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to paragraph 4 of this Section B of this Part 3, the Offer will extend to any persons to whom this Offer Document, the Form of Acceptance or any related documents may not be despatched, and such persons may collect copies of those documents from Osborne Clarke LLP, 2 Temple Back East, Temple Quay, Bristol BS1 6EG.

3.3
Vonage reserves the right to notify any matter, including the making of the Offer or the terms thereof, to all or any NewVoiceMedia Shareholder(s) with (a) registered address(es) outside the United Kingdom or whom Vonage knows to be a nominee, trustee or custodian holding NewVoiceMedia Shares for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom, by announcement in the United Kingdom or by paid advertisement in the London Gazette published and circulated in the United Kingdom, in which event such notice shall be deemed to have been sufficiently given notwithstanding any failure by any NewVoiceMedia Shareholder to receive or see such notice. All references in this Offer Document to notice or the provision of information in writing by or on behalf of Vonage shall be construed accordingly. No such document will be sent to an address in a Restricted Jurisdiction.

3.4
If the Offer does not become or is not declared unconditional in all respects on or before the Lapse Date, the Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post, within 14 days of the Offer lapsing, at the risk of the NewVoiceMedia Shareholder concerned, to the person or agent whose name and address is set out in Box 2 or 4 of the Form of Acceptance or, if none is set out, to the first-named holder at his/her registered address (in all cases outside a Restricted Jurisdiction).

3.5
All powers of attorney, appointments as agents and authorities on the terms conferred by or referred to in this Section B of this Part 3 or in the Form(s) of Acceptance are given by way of security for the performance of the obligations of the NewVoiceMedia Shareholder concerned and are irrevocable (in respect of powers of attorney, in accordance with section 4 of the Powers of Attorney Act 1971).

3.6	No acknowledgement of receipt of any Form of Acceptance, share certificate(s) and/or other document(s) of title, communication or notice will be given by or on behalf of Vonage.

3.7
All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any NewVoiceMedia Shareholder (or their designated agents) will be delivered by or sent to or from them (or their designated agent(s)) at their risk.

3.8
In the event Vonage elects to extend the Offer Period or make any material changes with respect to the Offer in any event as permitted under paragraph 3.19 below, including (i) a change in the amount of the consideration, (ii) a change in the percentage of NewVoiceMedia Shares sought or (iii) any commissions related to the Offer, the Offer shall be extended for a period of at least 10 Business Days. Any notice of material changes to the Offer will be made in a form designed to inform all NewVoiceMedia Shareholders under the Exchange Act and applicable regulatory guidance.

3.9
Without prejudice to any other provision of this Part 3, Vonage reserves the right to treat any Form of Acceptance as valid if not entirely in order or not accompanied by the relevant share certificate(s) and/or other relevant document(s) of title, or if received, by or on its behalf, at any place or places or in any manner determined by it otherwise than as specified in this Offer Document or in the Form of Acceptance.

3.10
If sufficient acceptances are received and/or purchases made, Vonage may apply the provisions of sections 974 to 991 (inclusive) of the Act to acquire compulsorily any outstanding NewVoiceMedia Shares to which the Offer relates (as construed in accordance with sections 974 to 991 (inclusive) of the Act).

3.11
Vonage reserves the right to nominate, as the person entitled to acquire all (but not part) of the NewVoiceMedia Shares pursuant to the Offer, such wholly-owned subsidiary of Vonage as Vonage shall in its absolute discretion select for such purpose and following any such nomination references in this document to Vonage shall be construed accordingly, provided that Vonage shall remain liable in the event of any failure by such subsidiary to settle the consideration to which each NewVoiceMedia Shareholder is entitled as set out in paragraph 3.1 of Part 2 of this Offer Document.

3.12	All acceptances of the Offer are irrevocable and may not be withdrawn.

3.13
If an optionholder exercises his NewVoiceMedia Options or any NewVoiceMedia Warrants are exercised once the Offer has been made (other than by executing and returning a Form of Instruction in respect of the NewVoiceMedia Unapproved Share Option Plan and ticking Choice A of such Form of Instruction), the optionholder or warrantholder (as applicable) will be issued NewVoiceMedia Shares. These shares will be purchased by Vonage, either pursuant to this Offer, by way of a private treaty with such optionholder, under the Drag Along Provisions or the Squeeze-Out Provisions.

3.14
The Offer, all acceptances of it and elections under it, this Offer Document and the Form of Acceptance and any action taken or made or deemed to be taken or made under any of the foregoing, shall be governed by and construed in accordance with the laws of England.

3.15
Execution by or on behalf of a NewVoiceMedia Shareholder of a Form of Acceptance, constitutes, subject to paragraph 3.16 of this Section B of this Part 3, his or her irrevocable submission, in relation to all matters arising out of the Offer and the Form of Acceptance to the exclusive jurisdiction of the courts of England.

3.16
Execution by or on behalf of a NewVoiceMedia Shareholder of a Form of Acceptance constitutes his or her agreement that the provisions of paragraph 3.15 of this Section B of this Part 3 are included for the benefit of Vonage and NewVoiceMedia and his or her agreement that nothing shall limit the right of Vonage or NewVoiceMedia to bring any action, suit or proceeding arising out of or in connection with the Offer in any other manner permitted by law or in any court of competent jurisdiction and that he/she irrevocably submits to the jurisdiction of any such court.

3.17
Settlement of the consideration to which any NewVoiceMedia Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, deduction, withholding, right of set-off, counterclaim or other analogous right to which Vonage may otherwise be, or claim to be, entitled as against such NewVoiceMedia Shareholder.

3.18
The consideration to be received by all NewVoiceMedia Shareholders will be paid in US$ (and for the purposes of calculating the consideration per share to be paid for any applicable class of NewVoiceMedia Shares in accordance with the NewVoiceMedia Articles, any amounts due to be paid under the NewVoiceMedia Articles in Sterling are converted from Sterling into US$ at the Exchange Rate).

3.19	The terms of the Offer (including, without limitation, the circumstances in which the Offer may be extended) may be revised or amended by Vonage provided that any such revision or amendment:

(A)	represents no diminution in the value of the Offer as so revised compared with the consideration or terms previously offered; and

(B)	is approved by the NewVoiceMedia Board.

4.	Overseas Shareholders

4.1
The making of the Offer to Overseas Shareholders may be prohibited or affected by the laws of the relevant jurisdiction. Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any Overseas Shareholders wishing to accept the Offer to satisfy themselves as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties or payments due in such jurisdiction.

4.2
Any Overseas Shareholder will be responsible for any such issue, transfer or other taxes or duties or payments arising in connection with the Offer outside the UK for their NewVoiceMedia Shares, by whomever payable, and Vonage and any person acting on its behalf shall be fully indemnified and held harmless by such shareholder for such taxes, duties or payments as Vonage may be required to pay in respect of the Offer insofar as it relates to such shareholder.

4.3
In particular, the Offer is not being and will not be made, directly or indirectly, in, into, or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facilities of a national securities exchange of, a Restricted Jurisdiction, and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or otherwise from or within a Restricted Jurisdiction, except where Vonage is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation.

4.4
Copies of this Offer Document and the Form of Acceptance and any related documents are not being, and must not be, mailed, transmitted, or otherwise distributed or sent, in whole or in part, in or into or from a Restricted Jurisdiction, including to NewVoiceMedia Shareholders with registered addresses in a Restricted Jurisdiction or to persons whom Vonage knows to be custodians, trustees or nominees holding NewVoiceMedia Shares for such persons. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not mail or otherwise distribute or send them in or into or from a Restricted Jurisdiction or use the mails of a Restricted Jurisdiction or any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange of, a Restricted Jurisdiction for any purpose, directly or indirectly, in connection with the Offer, and so doing may invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the mails of a Restricted Jurisdiction or any such means, instrumentality or facilities for any purpose, directly or indirectly, relating to acceptance of the Offer. Envelopes containing Forms of Acceptance, evidence of title or other related documents must not be postmarked in, or otherwise despatched from, a Restricted Jurisdiction and all acceptors must provide addresses outside a Restricted Jurisdiction for the return of Forms of Acceptance, NewVoiceMedia share certificate(s) and/or other documents of title.

4.5	Save as provided in the remainder of this paragraph 4 of this Section B, a NewVoiceMedia Shareholder may be deemed not to have validly accepted the Offer if:

(A)	he/she does not make the relevant warranties set out in paragraph 1(C) of Section C of this Part 3; or

(B)
he/she completes Box 2 of the Form of Acceptance with an address in, or has a registered address in, a Restricted Jurisdiction and in either case he/she does not insert in Box 4 of the Form of Acceptance the name and address of a person or agent outside the Restricted Jurisdiction to whom he/she wishes the consideration to which he/she is entitled under the Offer to be sent, subject to the provisions of this paragraph 4.5 of this Section B and applicable laws; or

(C)
he/she inserts in Box 4 of the Form of Acceptance the name and address and/or telephone number of a person or agent in a Restricted Jurisdiction to whom he/she wishes the consideration to which he/she is entitled under the Offer to be sent; or

(D)	the Form of Acceptance received from him/her is in an envelope postmarked in, or otherwise appears to Vonage or its agents to have been sent from, a Restricted Jurisdiction.
Vonage reserves the right, in its absolute discretion, to investigate, in relation to any acceptance, whether the relevant warranties set out in paragraph 1(C) of Section C of this Part 3 could have been truthfully given by the relevant NewVoiceMedia Shareholder and, if such investigation is made and as a result Vonage determines that such warranty could not have been so given or is not correct, such acceptance shall not, save as provided in the remainder of this paragraph 4 of this Section B, be valid.

4.6
If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this Offer Document, the Form of Acceptance or any related document in, into or from a Restricted Jurisdiction or uses the mails of or any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange of, a Restricted Jurisdiction in connection with such forwarding, such person should:

(A)	inform the recipient of such fact;

(B)	explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(C)	draw the attention of the recipient to this paragraph 4 of this Section B.

4.7
The provisions of this paragraph 4 of this Section B and any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific NewVoiceMedia Shareholders or on a general basis by Vonage, with the prior written consent of NewVoiceMedia, in writing in its absolute discretion but only if Vonage is satisfied that such waiver, variance or modification will not constitute a breach of the NewVoiceMedia Articles, any applicable securities or other law.

4.8
Neither Vonage nor its advisers nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer on any of the bases set out above or otherwise in connection therewith.

4.9	The provisions of this paragraph 4 of this Section B supersede any terms of the Offer inconsistent with them.

4.10
References in this paragraph 4 of this Section B to “a NewVoiceMedia Shareholder” shall include references to the person or persons executing a Form of Acceptance and, in the event of one or more persons executing a Form of Acceptance, the provisions of this paragraph 4 of this Section B shall apply to them jointly and to each of them.

4.11
Neither the United States Securities and Exchange Commission nor any US state securities commission has approved or disapproved this Offer or passed upon the fairness or merits of this document or adequacy or completeness of this document or any documentation relating to the Offer. Any representation to the contrary is a criminal offence.

4.12
Overseas Shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

SECTION C
FORM OF ACCEPTANCE

1.
Each NewVoiceMedia Shareholder by whom, or on whose behalf, the Form of Acceptance is executed and received by Computershare or by or on behalf of Vonage, irrevocably undertakes, warrants and agrees to and with Vonage (so as to bind him, his executors, personal representatives, heirs, successors and assignees) that:

(A)	the execution of the Form of Acceptance and its delivery to Computershare shall constitute, subject to the provisions of paragraph 4 of Section B of this Part 3:

(i)	an acceptance or deemed acceptance of the Offer in respect of all NewVoiceMedia Shares held by such NewVoiceMedia Shareholder;

(ii)
an authority to Vonage or its agents to execute any further documents and give any further assurances which may be required in connection with any of effecting paragraph 1(A)(i) above and an undertaking to execute all or any further documents and/or give any such further assurances as may be required to enable Vonage to obtain the full benefit of this Section C of this Part 3 and/or to perfect any of the authorities expressed to be given under this Section C of this Part 3; and

(iii)
conditional, and subject to, the Offer going unconditional, and effective only upon the First Closing Date, an irrevocable, unconditional and permanent waiver, release and discharge of the Vonage Group (and the NewVoiceMedia Group after the First Closing Date) from any and all actions, proceedings, claims, demands and costs, which relate to or arise out of such NewVoiceMedia Shareholder’s rights as a shareholder of NewVoiceMedia, other than any claims which arise in connection with the failure by Vonage to comply with its obligations hereunder (or if a party thereto, the Management Warranty Deed), including settlement of the consideration to which each NewVoiceMedia Shareholder is entitled as set out in paragraph 3.1 of Part 2 of this Offer Document, in each case on and subject to the terms and conditions set out in this Offer Document and the Form of Acceptance and that each such acceptance shall be irrevocable;

(B)
such NewVoiceMedia Shareholder is the beneficial owner of the relevant NewVoiceMedia Shares sold pursuant to the Offer or, if it is not, has the right to dispose of the NewVoiceMedia Shares held by it and that such NewVoiceMedia Shares are sold fully paid and with full title guarantee free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other third party rights or interests of any nature whatsoever and together with all rights now and in the future attaching to them including the right to receive and retain all dividends, interest and other distributions declared, made or paid in the future and by his execution of the Form of Acceptance each NewVoiceMedia Shareholder shall be deemed to have expressly given the same covenants which are implied into a disposition made with full title guarantee by the Law of Property (Miscellaneous Provisions) Act 1994;

(C)	unless “No” is put in Box 3 of the Form of Acceptance, such NewVoiceMedia Shareholder:

(i)
if such NewVoiceMedia Shareholder is a citizen, resident or national of a jurisdiction outside of the United Kingdom has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and has not taken or omitted to take any action that will or may result in Vonage or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance thereof; or

(ii)
(a)     is not a person located or resident in a Restricted Jurisdiction, does not hold any NewVoiceMedia Shares in respect of which he has accepted the Offer on behalf of any resident of a Restricted Jurisdiction and is not acting on behalf of a resident of a Restricted Jurisdiction for the account or benefit of any resident of a Restricted Jurisdiction or with a view to the offer, sale or delivery, directly or indirectly, of any in or into a Restricted Jurisdiction or to a resident of a Restricted Jurisdiction; and

(b)
has not received, mailed or otherwise transmitted, forwarded or sent, in whole or in part, copies or originals of this Offer Document, the Form of Acceptance or any related offering documents in, into or from a Restricted Jurisdiction and has not utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile, telex, telephone, the internet or other electronic transmission) of interstate or foreign commerce, or any facilities of a national securities exchange, of a Restricted Jurisdiction; and

(a)
the Form of Acceptance has not been mailed or otherwise sent in, into or from a Restricted Jurisdiction and such NewVoiceMedia Shareholder is accepting the Offer from outside a Restricted Jurisdiction;

(A)	no Leakage (other than Permitted Leakage) has been received by or on behalf of such NewVoiceMedia Shareholder, provided in any event that the total aggregate liability of each such NewVoiceMedia Shareholder under any claims or actions arising pursuant to the Offer and the transactions contemplated hereby shall be limited in aggregate to the consideration received by that NewVoiceMedia Shareholder pursuant to the Offer, other than in respect of paragraph 1(D) above which shall be limited to the amount of Leakage received or benefited from (or deemed to be received or benefited from) by such NewVoiceMedia Shareholder;

(B)
the execution of the Form of Acceptance and its receipt by Computershare constitutes, subject to the Offer becoming wholly unconditional, a separate irrevocable authority and request (subject to paragraph 4 of Section B of this Part 3) to NewVoiceMedia or its agents, to procure the registration of the transfer of the NewVoiceMedia Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Vonage or as it may direct;

(C)	the execution of the Form of Acceptance and its receipt by Computershare will constitute, the irrevocable appointment of Vonage as such shareholder’s attorney and/or agent and with the authority to complete and/or execute any further documents and give any further assurances which may be required in connection with paragraph 1(E) above.

(D)	after the Offer has become unconditional in all respects:

(i)
Vonage or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges attaching to any Acceptance Shares (including the right to requisition the convening of a general meeting of NewVoiceMedia or of any class of its shareholders);

(ii)	the execution of the Form of Acceptance, subject to the Offer becoming wholly unconditional, constitutes separate and irrevocable:

(a)
authorities and requests to NewVoiceMedia or its agents from the holder of Acceptance Shares to send any notice, warrant, circular, document or other communication which may be required to be sent to him/her as a member of NewVoiceMedia (including any share certificates) in respect of the Acceptance Shares to Vonage at its registered office, and the irrevocable appointment of any director of Vonage or its agents as such holder of Acceptance Share’s agent or attorney to sign such documents and do such things as may in the opinion of such attorney and/or agent be necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Acceptance Shares held by such holder of Acceptance Shares as such holder of Acceptance Share’s attorney and on his/her behalf;

(b)
authorities and requests to Vonage or its agents from such holder to sign any consent to short notice of a general meeting or separate class meeting on his/her behalf and/or to execute a form of proxy in respect of such Acceptance Shares appointing any person nominated by Vonage, to attend general meetings and separate class meetings of NewVoiceMedia or its members or any of them (and any adjournment) and to exercise the votes attaching to such Acceptance Shares on his behalf, such votes to be cast, where relevant, so far as possible to satisfy any outstanding condition of the Offer;

(c)
the agreement of such shareholder not to exercise any of such rights without the consent of Vonage and the irrevocable undertaking of such shareholder not to appoint a proxy or corporate representative for or to attend general meetings or separate class meetings of NewVoiceMedia Shareholder (or any adjournment);

(d)
authorities and requests to NewVoiceMedia or its agents to procure the registration of the transfer of the NewVoiceMedia Shares referred to in paragraph 1(A) above of this Section C pursuant to the Offer, and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Vonage or as it may direct; and

(e)
to Vonage to procure the despatch by post of a cheque drawn on a branch of a UK clearing bank, or, at the option of Vonage, and subject to the NewVoiceMedia Shareholder having correctly completed Box 6 of the Form of Acceptance, an electronic transfer, in respect of the consideration due to him pursuant to his acceptance of the Offer;

(E)
he/she will deliver or procure delivery to Computershare at Corporate Actions Projects, Bristol BS99 6AH, his/her share certificate(s) and/ or other document(s) of title in respect of Acceptance Shares, or an indemnity acceptable to Vonage in lieu thereof, as soon as possible and in any event within four months of the Offer becoming unconditional in all respects;

(F)
the execution of the Form of Acceptance constitutes his or her irrevocable submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the exclusive jurisdiction of the courts of England or of such other court as Vonage or NewVoiceMedia may bring proceedings pursuant to paragraphs 3.15 or 3.16 of Section B of this Part 3; and

(G)	the terms and conditions to the Offer in this Offer Document shall be deemed to be incorporated in, and form part of, the Form of Acceptance, which shall be read and construed accordingly;

(H)	if he/she accepts the Offer, subject to the Offer becoming wholly unconditional:

(i)
he/she shall promptly, following request by or on behalf of Vonage, do all such acts and things as shall, in the opinion of Vonage, be necessary or expedient to vest in Vonage, or its nominee(s) or such other person as Vonage may decide, the Acceptance Shares; and accordingly grants power(s) of attorney and authorities on the terms conferred by or referred to in these paragraphs which are given by way of security for the performance of the obligations of such shareholder and which are irrevocable (in respect of powers of attorney, in accordance with section 4 of the Powers of Attorney Act 1971);

(ii)
he/she agrees to ratify each and every act or thing which may be done or effected by Vonage or its respective directors or agents, as the case may be, in the exercise of any of his/her or their respective powers and/or authorities hereunder and to indemnity each such person from losses arising therefrom; and

(iii)
if any provisions of Section B or this Section C of this Part 3 shall be unenforceable or invalid or shall not operate to afford Vonage or its respective directors or agents the benefit of the authority expressed to be given therein, he/she will with all practicable speed do all such acts and things and execute all such documents that may be required by them to enable them or any of them to secure the full benefit of Section B and this Section C of this Part 3.

2.
References in this Section C of this Part 3 to a “NewVoiceMedia Shareholder” shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Section C of this Part 3 shall apply to them jointly and to each of them. On execution, the Form of Acceptance shall take effect as a deed.

PART 4

DOCUMENTS AVAILABLE FOR INSPECTION

1.
Copies of the following documents will be available for inspection at Osborne Clarke LLP, 2 Temple Back East, Temple Quay, Bristol BS1 6EG up to and including the First Closing Date (or, if applicable, the Drag Closing Date):

(A)	the NewVoiceMedia Articles;

(B)	the irrevocable undertakings to accept the Offer referred to in paragraph 5 of Part 2 of this document;

(C)	the Management Warranty Deed;

(D)	the Locked Box Accounts;

(E)	the Permitted Leakage schedule;

(F)	the Form of Acceptance; and

(G)	this Offer Document.

PART 5

DEFINITIONS
The following definitions apply throughout this Offer Document, unless the context otherwise requires:

“A Preferred Shares”	the A preferred shares of £0.01 each in the capital of NewVoiceMedia
“Act”	the Companies Act 2006
“Australian Shareholders”	NewVoiceMedia Shareholders who have a registered address in Australia
“B Ordinary Shares”	the B ordinary shares of £0.01 each in the capital of NewVoiceMedia
“B Preferred Shares”	the B preferred shares of £0.01 each in the capital of NewVoiceMedia
“Business Day”	a day of the week other than a Saturday, Sunday or a day upon which banks are generally closed for business in London, United Kingdom or New York, New York, United States
“Conditions”	has the meaning given in Section A of Part 3 of this Offer Document
“C Preferred Shares”	the C preferred shares of £0.01 each in the capital of NewVoiceMedia
“C (Tranche 1) Ordinary Shares”	the 3,183,361 C ordinary shares of £0.01 each in the capital of NewVoiceMedia held by Heartwood Nominees Limited on the date of this Offer Document
“C (Tranche 2) Ordinary Shares”	the 2,491,104 C ordinary shares of £0.01 each in the capital of NewVoiceMedia held by Heartwood Nominees Limited on the date of this Offer Document
“D Preferred Shares”	the D preferred shares of £0.01 each in the capital of NewVoiceMedia
“Drag Along Provisions”	has the meaning given in paragraph 7 of Part 1 of this Offer Document
“Drag Closing Date”	3 p.m. London Time on such date as Vonage may decide in its absolute discretion, provided that such date shall fall no later than 15 Business Days after the First Closing Date
“Dragging Shareholders”	the NewVoiceMedia Shareholders who wish to accept the Offer and who hold between them at least the Threshold (including at least two of the Investors)
“E Preferred Shares”	the E preferred shares of £0.01 each in the capital of NewVoiceMedia

“Exchange Rate”	1.31335, being the close spot mid-trade Composite (London) rate for a transaction between Sterling and Dollars as quoted on Bloomberg on 18 September 2018
“First Closing Date”
the Return Date, unless the Conditions have not been satisfied or (if permissible) waived on or before the Return Date in which case the First Closing Date shall be automatically extended to 3 p.m. London Time on the date falling five (5) Business Days after all Conditions have been satisfied or (if permissible) waived

“Form of Acceptance”	the form of acceptance and authority relating to the Offer accompanying this Offer Document
“F Preferred Shares”	the F convertible shares of £0.01 each in the capital of NewVoiceMedia
“Governmental Entity”
any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental, arbitrator or private body exercising any regulatory or other governmental or quasi-governmental authority

“HSR Act”	the US Hart-Scott-Rodino Antitrust Improvements Act of 1976
“Investors”	has the meaning given in the NewVoiceMedia Articles
“Lapse Date”	3.p.m. London Time on 4 January 2019 or on such later date as Vonage and NewVoiceMedia may otherwise agree in writing

“Leakage”
any of the following which occurs after (but excluding) the Locked Box Date up to (and including) the First Closing Date:

(a)    the making or payment of any dividend or distribution (whether in cash, stock or in kind) to, in favour of or for the benefit of a NewVoiceMedia Shareholder or any of its NewVoiceMedia Shareholder Affiliates by a member of the NewVoiceMedia Group;

(b)    the payment of any sum to or in favour of, or on behalf of, a NewVoiceMedia Shareholder or any of its NewVoiceMedia Shareholder Affiliates by a member of the NewVoiceMedia Group;

(c)    any payments made by any member of the NewVoiceMedia Group to a NewVoiceMedia Shareholder or any of its NewVoiceMedia Shareholder Affiliates in respect of share or loan capital or other securities of the NewVoiceMedia Group being issued, redeemed, purchased or repaid or any other return of capital;

(d)    the sale, purchase, transfer or disposal of any asset to or in favour of, or for the benefit of, a NewVoiceMedia Shareholder or any of its NewVoiceMedia Shareholder Affiliates from a member of the NewVoiceMedia Group;

(e)    the entry into by a member of the NewVoiceMedia Group of a guarantee or indemnity relating to obligations of a NewVoiceMedia Shareholder or any of its NewVoiceMedia Shareholder Affiliates;

(f)    the forgiveness, release or waiver of any debt owed by or claim outstanding against, or for the benefit of, a NewVoiceMedia Shareholder or any of its NewVoiceMedia Shareholder Affiliates by a member of the NewVoiceMedia Group;

(g)    any payment (whether paid or payable) by any member of the NewVoiceMedia Group of any transaction bonus, incentive or similar payment in connection with the Offer or otherwise out of the ordinary course of employment consistent with past practice to or in favour of any director, employee or consultant of a member of the NewVoiceMedia Group;

(h)    any payment by any member of the NewVoiceMedia Group of any third party advisor fees or expenses in connection with the preparation for, negotiation or consummation of the Offer;

(i)    creation by any member of the NewVoiceMedia Group of any Encumbrance over the assets of the NewVoiceMedia Group in favour of, or for the benefit of, a NewVoiceMedia Shareholder or any of its NewVoiceMedia Shareholder Affiliates;

(j)    any Taxes paid or payable by any member of the NewVoiceMedia Group (including any VAT or National Insurance contributions) which are incurred as a result of any of the payments or matters described in any of the foregoing sub-paragraphs, other than any VAT which is recovered as input tax by a member of the NewVoiceMedia Group or the representative member of any VAT group of which it is a member;

(k)    any enforceable commitment on a member of the NewVoiceMedia Group to do any of the foregoing; or

(l)    any Taxes arising from the issuance of Shares and/or making of payments pursuant to the exercise of and/or cash cancellation of NewVoiceMedia Options other than Taxes made good by the holder of such NewVoiceMedia Options to the relevant member of the NewVoiceMedia Group, but, in each case, the amount of any Leakage shall be reduced by the value of any Relief arising to a member of the NewVoiceMedia Group, in each case, as a consequence of any of the matters referred to in sub-paragraphs (a) to (l) above to the extent such Relief operates to reduce the amount of Tax actually payable by a member of the NewVoiceMedia Group

“Locked Box Accounts”	has the meaning given in the Management Warranty Deed
“Locked Box Date”	31 July 2018
“Management Warranty Deed”	the implementation and management warranty deed, made as of 20 September 2018, among the Warrantors, NewVoiceMedia and Vonage
“NewVoiceMedia”	NewVoiceMedia Limited, a private company incorporated in England and Wales with registered number 03602868
“NewVoiceMedia Articles”	the articles of association of NewVoiceMedia as at the date of this Offer Document
“NewVoiceMedia Board”	the board of directors of NewVoiceMedia
“NewVoiceMedia Directors”	the directors of NewVoiceMedia and “NewVoiceMedia Director” means any director of NewVoiceMedia
“NewVoiceMedia Group”	NewVoiceMedia and its subsidiary undertakings and “member of the NewVoiceMedia Group” shall be construed accordingly

“NewVoiceMedia Shareholders”
holders of NewVoiceMedia Shares and for such purposes shall include any persons who become holders of NewVoiceMedia Shares upon such shares being allotted and issued (whether conditionally or otherwise) on or prior to the Offer ceasing to be open to acceptance following exercise or automatic conversion of any NewVoiceMedia Options and/or NewVoiceMedia Warrants

“NewVoiceMedia Shareholder Affiliate”
a person connected with a NewVoiceMedia Shareholder within the meaning of section 1122 of the Corporation Tax Act 2010 but shall in any event exclude (i) any portfolio or investee company in which the applicable NewVoiceMedia Shareholder or its NewVoiceMedia Shareholder Affiliates have an investment; and (ii) in respect of Leakage only, any of Barclays, Lloyd's, RBS, HSBC or Standard Chartered in so far as they have a direct or indirect interest in any NewVoiceMedia Shareholder and do not benefit from any Leakage solely as a result of their direct or indirect interest in a NewVoiceMedia Shareholder

“NewVoiceMedia Shares”
the A Preferred Shares, B Ordinary Shares, B Preferred Shares, C Ordinary Shares, C Preferred Shares, D Preferred Shares, E Preferred Shares, F Preferred Shares and Restricted Shares, and for such purposes shall include any such shares which are allotted and issued (whether conditionally or otherwise) on or prior to the Offer ceasing to be open to acceptance following exercise or automatic conversion of any NewVoiceMedia Options and/or NewVoiceMedia Warrants

“NewVoiceMedia Options”
the outstanding options granted by the Company to employees of the NewVoiceMedia Group over NewVoiceMedia Shares under the rules of the NewVoiceMedia Limited EMI General Share Option Plan, the rules of the NewVoiceMedia Limited Unapproved Share Option Plan and various standalone option agreements

“NewVoiceMedia Warrants”
the warrants to subscribe for:

(a)    B Preferred Shares issued to Venture Lending & Leasing VI, LLC pursuant to an instrument executed by the Company and dated 4 November 2011;

(b)    B Preferred Shares issued to RCC Ventures, LLC pursuant to an instrument executed by the Company and dated 23 April 2013 (and in substitution of an instrument dated 28 November 2011); and

(c)    E Preferred Shares issued to Hercules Technology Growth Capital, Inc. pursuant to an instrument executed by the Company and dated 18 December 2014

“Offer”
the recommended offer made by Vonage to acquire all of the issued and to be issued share capital of NewVoiceMedia, on the terms and subject to the conditions set out in this Offer Document and the Form of Acceptance and, where the context so requires, any subsequent revision, variation, extension or renewal thereof in accordance with the terms of this Offer Document

“Offer Document”	this Offer Document
“Overseas Shareholders”	NewVoiceMedia Shareholders who are resident in, ordinarily resident in or citizens of, jurisdictions other than the United Kingdom
“Permitted Leakage”
(a)    any payment made in respect of salaries, pension contributions, bonuses, directors’ fees or benefits, employee remuneration, benefits (including pension payments), consultant’s fees or director’s, employee’s or consultant’s expenses not connected with the Offer or other reimbursements, benefits or expenses due to any employee, officer or consultant of any member of the NewVoiceMedia Group in the ordinary course of their employment consistent with past practice;

(b)    any amount payable by any member of the NewVoiceMedia Group specifically accrued or accounted for in the Locked Box Accounts;

(c)    any payment made or cost incurred in connection with any matter undertaken at the written request of, or with the prior written consent of, Vonage;

(d)    any payments set out in the Permitted Leakage schedule agreed between the Buyer and NewVoiceMedia which is available for inspection pursuant to Part 4 of this Offer Document);

(e)    the issuance of NewVoiceMedia Shares and/or making of payments pursuant to the exercise of and/or cash cancellation of NewVoiceMedia Options; and

(f)    any Taxes paid or payable by any member of the NewVoiceMedia Group (including any VAT or National Insurance contributions) which are incurred as a result of any of the payments or matters described in any of the foregoing sub-paragraphs, other than any Taxes paid or payable in connection with sub-paragraph (e)

“Relief”	includes any right to repayment of Tax and any relief, loss, allowance, set-off or credit in respect of Tax and any deduction in computing, or against, profits for Tax purposes
“Restricted Jurisdiction”	Canada, Japan and any other jurisdiction where extension or acceptance of the Offer would violate the law of that jurisdiction

“Restricted Shares”	the restricted shares of £0.01 each in the capital of NewVoiceMedia
“Return Date”	3.00 p.m. London time on 31 October 2018
“Squeeze-Out Provisions”	has the meaning given in paragraph 7 of Part 1 of this Offer Document
“subsidiary”, “subsidiary undertaking” and “undertaking”	have the meanings respectively ascribed to them under the Act
“Tax”
all forms of taxation, duties, levies, imposts, whether of the United Kingdom or any other jurisdiction including corporation tax, including instalment payments in respect thereof, income tax, capital gains tax, value added tax, duties of excise, customs and other import duties, inheritance tax, stamp duty, stamp duty reserve tax, stamp duty land tax, capital duties, national insurance contribution, charges, fees, levies or other assessments in the nature of a tax of any kind whatsoever, imposed by any Tax Authority, together with any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments in the nature of a tax

“Tax Authority”	any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world competent to impose a liability to Tax
“Threshold”	55% of NewVoiceMedia’s issued share capital at the date the Drag Along Notice (as defined in the NewVoiceMedia Articles) is served under the Drag Along Provisions
“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland
“United States” or “US”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia and all other areas subject to its jurisdiction
“Vonage”	Vonage Holdings Corp., a Delaware corporation
“Vonage Group”	Vonage and its subsidiary undertakings excluding the NewVoiceMedia Group and “member of the Vonage Group” shall be construed accordingly
“Warrantors”	Dennis Fois, Guy Sochovsky, Artur Michalczyk, Moni Manor and Fiona Talbot and any other shareholder who elects to adhere to the Warranty Deed when accepting the Offer
Unless otherwise stated, all times referred to in this Offer Document are references to the time in London (i.e. Greenwich Mean Time or GMT).
All references to legislation in this Offer Document are to the legislation of England and Wales unless the contrary is indicated. Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof save to the extent that any such amendment, modification, re-enactment or extension imposes any new or extended liability or restriction on a party.
Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine or neutral gender.
References to “£”, “Sterling”, “p”, “penny” and “pence” are to the lawful currency of the United Kingdom.
References to “$”, “US$”, and “Dollars” are to the lawful currency of the United States.

Dated: 20 September 2018